CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Form 10-K (including any amendments, supplements or exhibits thereto any prospectus that is a part thereof, and any financial statements) of T-Rex Oil, Inc. (the “Annual Report”) of (a) our report, dated July 19, 2016, with respect to estimates of proved reserves and future net revenues to the holdings of T-Rex Oil, Inc., as of March 31, 2016; and (b) all reference to our firm or such reports included in or incorporated by reference into the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

August 5, 2016

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